Exhibit 99.1

NEWS RELEASE

CONTACT:
Alysha Tawney
Manager, Strategy and Investor Relations
713-331-4902
(IR@stage.com)

Stage Stores Board Declares Quarterly Cash Dividend

HOUSTON, TX, February 22, 2018 - Stage Stores, Inc. (NYSE: SSI) today announced that its Board of Directors declared a quarterly cash dividend of 5 cents per share on the Company’s common stock, payable on March 21, 2018 to shareholders of record at the close of business on March 6, 2018.

About Stage Stores
Stage Stores, Inc. is a leading retailer of trend-right, name-brand values for apparel, accessories, cosmetics, footwear and home goods.  As of February 22, 2018, the Company operates in 42 states through 777 BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE specialty department stores and 58 GORDMANS off-price stores, as well as an e-commerce website at www.stage.com.   For more information about Stage Stores, visit the Company’s website at corporate.stage.com.